EXHIBIT 21

United Western Bancorp, Inc. (d/b/a United Western Bancorp)

Subsidiaries of the Registrant

1.	United Western Bank® — Organized Pursuant to a Federal Savings and Loan Charter

2.	Matrix Tower Holdings, LLC — Formed in Delaware

3.	Matrix Financial Services Corporation (d/b/a Matrix Home Loan Center, Matrix Capital Mortgage and Matrix Capital Mortgage Corporation) — Incorporated in Arizona

4.	Matrix Insurance Services Corporation — Incorporated in Arizona

5.	The Vintage Group, Inc. — Incorporated in Texas

6.	Vintage Delaware Holdings, Inc. — Incorporated in Delaware

7.	Sterling Trust Company — Incorporated in Texas

8.	MSCS Ventures, Inc. — Incorporated in Colorado

9.	UW Asset Corp. — Incorporated in Colorado

10.	Matrix Bancorp Trading, Inc. — Incorporated in Colorado

11.	UW Investment Services, Inc. (f/k/a First Matrix Investment Services Corp.) — Incorporated in Texas

12.	First Matrix, LLC — Organized in Colorado

13.	Matrix Funding Corp. — Incorporated in Colorado

14.	Equi-Mor Holdings, Inc. — Incorporated in Nevada

15.	New Century Academy Property Management Group, LLC — Organized in Arizona

16.	Charter Facilities Funding, LLC — Organized in Minnesota

17.	Charter Facilities Funding IV, LLC — Organized in Colorado

18.	Community Development Funding I, LLC — Organized in Minnesota

19.	UWBK Fund Management, Inc. — Incorporated in Colorado

20.	Matrix Bancorp Capital Trust II — Organized Under Delaware Law

21.	Matrix Bancorp Capital Trust VI — Organized Under Delaware Law

22.	Matrix Bancorp Capital Trust VIII — Organized Under Delaware Law